Exhibit 99

FOR IMMEDIATE RELEASE

ITC^DeltaCom, Inc. Commences Offering of Senior Secured Notes

Huntsville, Ala.—(March 25, 2010)— ITC^DeltaCom, Inc. (OTC: ITCD.OB) announced today that it plans to offer $325 million aggregate principal amount of its senior secured notes due 2016 in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States in reliance on Regulation S under the Securities Act.

The net proceeds from the offering will be used to repay all of the outstanding indebtedness under ITC^DeltaCom’s existing senior secured credit facilities, to pay related fees and expenses, and to provide funds for general corporate purposes.

The offering is expected to be priced during the week of March 22, 2010, subject to market conditions.

The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Investor Contact:

Richard E. Fish

Chief Financial Officer

256-382-3827

Richard.fish@deltacom.com